UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 3, 2019

ZOOM TELEPHONICS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware
      (State or Other Jurisdiction of Incorporation)

000-53722	04-2621506
(Commission File Number)	(I.R.S. Employer Identification No.)

99 High Street, Boston, MA	02110
(Address of Principal Executive Offices)	(Zip Code)

Title of each class	Trading symbol(s)	Name of each exchange on which registered
ZMTP

(617) 423-1072
           (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01   Entry into a Material Definitive Agreement.

On May 3, 2019, Zoom Telephonics, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) in a private placement (the “Private Placement”) pursuant to which the Company sold an aggregate of 4,545,455 shares of common stock, par value $0.01 per share, (the “Common Stock”) at a purchase price of $1.10 per share.  The gross proceeds to the Company at the closing of the private placement are approximately $5.0 million.

Pursuant to the terms of the Purchase Agreement, the Investors agreed to certain lock-up restrictions on their ability to dispose of the Common Stock purchased in the Private Placement for 30 months following the closing date, subject to certain exceptions. Pursuant to the terms of the Purchase Agreement, the Company is required to file a registration statement with the Securities and Exchange Commission within thirty (30) days of the closing of the Private Placement to register for resale the shares of Common Stock sold in the Private Placement.

The Company is required under the Purchase Agreement to appoint Jeremy Hitchcock and one individual designated by the lead investor in the offering and approved by the Company’s Board of Directors (the “Board”), and to appoint replacements in the event of the designated directors’ resignation. The board designation rights will terminate upon the lead investor ceasing to own at least 8% of the Company’s Common Stock on a fully diluted basis.

A copy of the Purchase Agreement is filed herewith as Exhibit 10.1. The foregoing description of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is incorporated by reference.

Item 3.02    Unregistered Sales of Equity Securities.

See the disclosure set forth in Item 1.01 above, which is incorporated herein by reference.

The shares of Common Stock to be issued and sold pursuant in the Private Placement will be issued without registration and are subject to restrictions under the Securities Act of 1933, as amended, in reliance on the private offering exemptions contained in Section 4(a)(2) of the Securities Act of 1933 and on Regulation D promulgated thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the closing of the Private Placement, the Board approved an increase in the size of the Board from five to seven members and appointed Jeremy Hitchcock and Jonathan Seelig to the Board to fill the resulting vacancies. The Board also approved the appointment of Mr. Hitchcock as a member of the Nominating Committee of the Board.

Mr. Hitchcock and Mr. Seelig were appointed to the Board pursuant to the board designation rights in the Purchase Agreement as described in Item 1.01 above. Neither Mr. Hitchcock nor Mr. Seelig has any family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or officer. There are no transactions in which either Mr. Hitchcock or Mr. Seelig have an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01   Regulation FD Disclosure.

On May 6, 2019, the Company issued a press release announcing the completion of the Private Placement and the appointments of Mr. Hitchcock and Mr. Seelig to the Board. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information contained in Item 7.01 to this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to the liabilities of that section.  The information in this Item 7.01 (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Stock Purchase Agreement, dated May 3, 2019, by and between the Company and certain Investors.
99.1	Press Release issued by Zoom Telephonics, Inc., dated May 6, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TELEPHONICS, INC.

Dated: May 6, 2019	By:	/s/ Frank Manning
Frank Manning
Chief Executive Officer and Acting Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Stock Purchase Agreement, dated May 3, 2019, by and between the Company and certain Investors.
99.1	Press Release issued by Zoom Telephonics, Inc., dated May 6, 2019.